Letter to Shareholders
March 23, 2020

Fellow Shareowners,

The last couple of weeks have been unprecedented, including in the financial markets. Although the uncertainty and volatility in the markets are beyond our control, we remain committed to being open and clear in our communications with our shareholders, customers, and employees. In that spirit, I am writing to assure you of the health of our business and provide an update on what we are seeing and how we are managing through this period.

Let me begin by sharing that we have continued to see solid e-commerce transaction volumes thus far this quarter, including month-to-date in March as of the time of this writing1. The top-performing categories have been unusual for this time of year -- toilet paper was our top product by sales volume for more than a week in early March, more recently eclipsed by desks and home-office furniture -- a sign of the times. Many of you have asked about our view of the impact of the novel coronavirus pandemic on our industry and how it might affect our business. While the immediate situation remains fluid and difficult to predict, it is possible that worldwide efforts to implement social distancing (work from home, cancellation of events and large gatherings, etc.) can actually boost e-commerce -- people still need to buy things and buying online is an effective way to avoid crowds. Having managed ChannelAdvisor through the 2008-2009 financial crisis, I saw e-commerce gain share as more people sought lower prices and shopped online; during and after that period, we did not experience a meaningful long-term slowdown in demand for our solutions. We believe our role in enabling customers to drive revenue is as important as ever.

Offsetting that, of course, is the risk of widespread, disruptive lockdowns and an almost certain economic slowdown impacting consumer demand or causing brands and retailers to cut back on their digital investments. This situation is unprecedented, fast-moving, and its near-term impact difficult to predict; we are committed to helping our customers manage through it and to managing our business closely as the situation unfolds.

I would also like to highlight the financial strength of our business. About 80% of our revenues in recent years have been recurring revenues, so we believe we are less vulnerable than many businesses to sudden, dramatic impacts to the top line, highlighting one of the benefits of a SaaS model like ours. Our profitability and liquidity have remained strong, too: last year, we

1 Information is unaudited and preliminary and subject to change based on the completion of our normal financial statement closing process. As a result, this preliminary information may be materially different from the actual results that will be reflected in ChannelAdvisor’s consolidated financial statements for the quarter ending March 31, 2020 when they are released.

more than doubled our Adjusted EBITDA from the prior year to over $20 million, while generating over $13 million in operating cash flow and over $9 million in free cash flow2. Speaking of cash, we finished 2019 with over $50 million in cash and zero debt; and through February, our cash balance had climbed to over $55 million1. Our financial position has continued to be strong, and we intend to keep it that way and to adapt as necessary to changes in our environment.

From an operational perspective, in late February, when it became clear that the novel coronavirus situation could become serious, we activated our Business Continuity Program (BCP), which is a framework we have for dealing with a wide variety of situations that could create potential risk for our business. Following our BCP team’s assessment of the situation, we decided to implement a global work-from-home policy in order to best protect our employees and support our communities’ efforts to slow the transmission of novel coronavirus. I am happy to report that this transition has gone smoothly because our workforce is already globally distributed, all employees have the equipment they need, and we have state-of-the-art video communications systems deployed globally. We have also frozen all business travel world-wide. Importantly, our platform has been cloud-based since our founding in 2001 and nothing about our technology, services, or ability to sell requires any dependence on our physical office locations or travel. Our back-office operations are also completely in the cloud. Net net, we do not anticipate any meaningful disruption from these policies and are comfortable we can operate in this manner while continuing to provide the quality of service our customers have come to expect from us as an industry leader.

Our industry has remained robust, our customers rely on us now as much as ever, our financial position has remained strong, and we are prepared to effectively manage through this period. I am confident that this situation, while extremely challenging for everyone, will eventually subside and that we will emerge stronger than ever.

Lastly and most importantly, our hearts go out to anyone who is personally affected by COVID-19, and we thank all of the healthcare workers, first responders, grocery/food workers,

2 Adjusted EBITDA is equal to net income (loss) adjusted for income tax expense, interest expense, depreciation and amortization, stock-based compensation and certain one-time costs. Free cash flow is equal to cash provided by operating activities less capital expenditures and payment of software development costs. Adjusted EBITDA and free cash flow are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. We include descriptions of these financial measures and their limitations in our Annual Report on Form 10-K for the year ended December 31, 2019, as well as other documents that may be filed by ChannelAdvisor from time to time with the Securities and Exchange Commission. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://ir.channeladvisor.com. Please see the section entitled “Adjusted EBITDA” and “Cash Flows-Free Cash Flow” in the annual report for more information and for a reconciliation of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

warehouse/logistics/distribution employees, and others who are working tirelessly to help everyone in need.

David Spitz
Chief Executive Officer

Cautionary Language Concerning Forward-Looking Statements
This letter to shareholders contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our revenue sources, our expected cash resources, and expectations regarding our financial position and that of the e-commerce industry. These forward-looking statements are made as of the date of this letter and are based on preliminary financial information and current expectations, estimates, and forecasts, as well as the current beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond ChannelAdvisor’s control. ChannelAdvisor’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, impacts from the novel coronavirus outbreak including uncertainty with respect to global economic conditions and changes resulting from the completion of the normal financial statement closing process, as well as risks detailed in ChannelAdvisor’s Annual Report on Form 10-K for the year ended December 31, 2019, as well as other documents that may be filed by ChannelAdvisor from time to time with the Securities and Exchange Commission. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://ir.channeladvisor.com.